EMPLOYMENT AGREEMENT

This Employment Agreement (this "**Agreement**") is made and entered into as of February 12, 2025, but shall be deemed to have entered into effect as of the Commencement Date, by and between Envue Medical Israel Ltd. (the "**Company**"), and Rita Silberberg, Israeli ID number 011270469 (the "**Officer**", and together with the Company: the "**Parties**").

WHEREAS, the Company wishes to employ the Officer, and the Officer wishes to be employed by the Company, as of the Commencement Date (as defined hereunder); and

WHEREAS, the Parties desire to state the entire terms and conditions of the Officers' employment by the Company, as set forth below (the "**Employment**");

NOW, THEREFORE, in consideration of the mutual premises, covenants and other agreements contained herein, the Parties hereby agree as follows:

General

1. Position and Supervision.

1.1. Officer shall serve in the Company in position set forth in Exhibit A hereto (the "**Position**"), under the supervision and direction of the Company's management, and in particular the person specified in **Exhibit A** ("**Supervisor**"), to whom Officer shall report regularly. Within the course of the Position, Officer shall further be in the position of a Chief Financial Officer or VP Corporate Finance in the Group Entities, as detailed in **Exhibit A** attached hereto. For the purpose of this section the term "Group Entities" means any corporation controlling, controlled by or under common control with the Company, and, upon becoming a Group Entity pursuant to that certain Business Combination Agreement contemplated to be entered by an among, ENvue Holding Corp (Company's existing parent company; hereinafter "**Holdings**"), and Nanovibronix Inc. (a/k/a ENvue Medical Inc., post-merger)("**Parent**") (the "**Merger**").

1.2. Officer shall perform any duties required of Officer in connection with the Position or otherwise (the "**Duties**") diligently, conscientiously and in furtherance of the Company's best interests.

1.3. The Officer shall be employed under the supervision and direction of the supervisor set forth in Exhibit A attached hereto (the "**Supervisor**").

1.4. Officer shall perform any duties required of Officer in connection with the Position or otherwise, as may be stipulated from time to time by the board of directors of the Company or by the Supervisor (the "**Duties**") diligently, conscientiously and in furtherance of the Company's best interests.

1.5. Unless the Company agrees otherwise (in advance and in writing), the Officer (i) shall devote her full working time (as defined herein), attention, energies, skills, knowledge and experience to the faithful, responsible, competent, diligent, and conscientious performance of her duties and responsibilities hereunder and best efforts to the business and affairs of the company; (ii) shall not engage in or be associated with, directly or indirectly, any business which is competitive, directly or indirectly, with the business of the Company as may be expanded from time to time.

2. Work Hours and Overtime.

2.1. Officer shall work on a full-time basis (constituting 182 monthly hours). Officer shall be entitled to a half-hour break every day, which will not be counted towards Officer's working time. The normal working hours in the Company are 09:00 to 18:00 from Sunday to Thursday (such that it shall consist of 9 hours per working day, except for a one fixed day of the week, to be determined by the Company, that shall consist of only

8 working hours). Saturday (Shabbat) shall be the Officer's recognized and official rest day. Notwithstanding the foregoing, it is hereby clarified that due to Officer's duties, she may be required to perform overtime work, as further described herein.

2.2. As the Officer is employed hereunder in a position which requires a special degree of trust, the Hours of Work and Rest Law, 1951, and any other law amending or replacing such law, does not apply to him or to his employment with the Company. The Officer acknowledges that the consideration set for him hereunder nevertheless includes within such overtime consideration that would otherwise have been due to him pursuant to such law.

2.3. The Officer shall cooperate with the Company in recording the number of hours of work performed, according to the company's policy, as may change from time to time.

3. Location

3.1. Officer shall perform the Duties at Company's premises in Israel, but understands and agrees the Position may involve domestic and international travel, in accordance with the Company's needs.

3.2. Officer agrees that such travel shall not constitute grounds for resignation considered as dismissal under the Severance Pay Law.

Term and Termination

4. Term

The Employment shall commence on the date set forth in Exhibit A (the "**Commencement Date**"), and continue until terminated pursuant to the terms set forth herein (the "**Term**").

5. Termination at Will and Prior Notice

5.1. Each Party may terminate this Agreement, and the Employment, upon provision of prior written notice no earlier than as set in Exhibit A (the "**Prior Notice Period**").

5.2. For the avoidance of doubt, the Parties rights and obligations under this Agreement (including entitlement to the Salary, as defined under Exhibit B, and other applicable benefits) shall continue in full force and effect until actual termination. Without derogating from the above, Company shall be entitled to waive Officer's *actual* work and attendance during the Prior Notice Period or any part thereof.

5.3. In accordance with Section 7 of the Prior Notice of Dismissal or Resignation Law, 5761–2001 ("**Prior Notice Law**"), should Officer terminate the Employment without providing the required prior notice or prior to the elapse of the Prior Notice Period, Officer will pay Company, as liquidated damages, the rate of the Salary which would have been paid for the portion of the Prior Notice Period not provided.

6. Termination for Cause

6.1. Subject and in accordance with Section 10(2) of the Prior Notice Law, in the event of Cause, as defined below, Company may terminate the Employment upon notice with *immediate* effect ("**Termination for Cause**").

6.2. "**Cause**" means such circumstances justifying dismissal without provision of prior notice under the laws of the State of Israel, and may include (a) conviction of Officer in felony involving moral turpitude, affecting the Company or its subsidiaries, or any crime involving fraud; (b) actions taken in the intent to harm the Company; (c) embezzlement of funds of Company or its subsidiaries; (d) intentional falsification of Company's or subsidiaries' records or reports; (e) material breach of Officer's fiduciary duties or duties of care; (f) breach of the confidentiality, proprietary information and non-compete provisions set forth in Exhibit C; (g) any other cause that was approved by Israeli courts or legislation to be qualified as Termination for Cause.

7. Consequences of Termination.

Prior or immediately upon termination of this Agreement:

7.1. Officer shall return to the Company any information, documentation, equipment or supplies in its possession belonging or pertaining to the Company, without retaining any copies thereof; Officer explicitly waives any right to withhold or retain such items.

7.2. Officer shall take any action required in order to fully transfer the Duties in an orderly manner to such person as Company shall instruct.

8. Settlement of Accounts

8.1. As required by the termination of employer-Officer relations, a final accounting will be carried out upon termination of this Agreement.

8.2. Officer confirms that any debt of Officer towards Company may be set off against the amounts owed to Officer by the Company, subject to applicable law.

Officer' Representations and Warranties; Additional Covenants

9. Representations and Warranties

9.1. Officer represents and warrants the execution and delivery of this Agreement and the fulfillment of its terms: (a) will not constitute a default under or conflict with any agreement or other instrument to which Officer is a party or by which Officer is bound; and (b) do not require the consent of any person or entity.

9.2. Officer further represent and warrants Officer's health and condition enable Officer to perform the Duties; and undertakes to inform Company immediately upon becoming aware such may not be the case.

9.3. This Agreement is personal, it establishes the employment relationship between the Company and the Officer, and the terms and conditions of the employment shall be solely as set forth herein. This Agreement shall apply to the parties hereto and, except as required by law or extension order, no other arrangement or agreement of any type, including any collective agreement (Heskem Kibutsi) or collective arrangement (Hesder Kibutsi), shall apply in respect of the employment relationship hereunder.

10. Confidentiality, Proprietary Information and Non-Competition

For avoidance of doubt, Officer undertakes to fully comply with the confidentiality, proprietary information and non-competition provisions set forth in Exhibit C. Officer understands that ten percent (10%) of the Salary is paid to him as a special supplementary monthly compensation in consideration for the Officer's non-compete commitments. The provisions of Exhibit C shall constitute an integral part of this Agreement and its provisions are hereby incorporated by reference. This Agreement shall not come into force unless Exhibit C is executed by the Officer and this Agreement is fully subject to the provisions of Exhibit C.

11. External Activities, Conflict of Interest and Ethical Conduct

11.1. Without derogating from Officer's obligation to perform the Duties diligently, conscientiously and in furtherance of the Company's best interests, or any non-competition undertakings set forth in Exhibit C, Officer shall not engage in any external activity or assume any paid or unpaid position, to the extent business related or endorsed, without prior written consent of the Company.

11.2. Officer shall, throughout the term of this Agreement, immediately and without delay inform the Company of any affairs and/or matters that might constitute a conflict of interest with Officer 's Position and/or employment with Company and/or the interests

of the Company. Subsequently, Officer shall comply with Company's reasonable instructions in connection thereof.

11.3. During the Term, Officer shall not receive any payment, compensation or benefit (nor any obligation thereof) from any third party in connection, directly or indirectly, with the Position.

11.4. Throughout the term of this Agreement, affirms, agrees and undertakes not to, without the prior written consent of the Company, undertake or accept any other paid or unpaid employment or occupation or engage in or be associated with, directly or indirectly, any other businesses, duties or pursuits and/or serve as a member of any other company's board of directors, except for de minimis non-commercial or non-business activities.

11.5. Whether during the Term of this Agreement and/or at any time thereafter, Officer agrees to the transfer of any information concerning the Officer and held by the Company to a database (including a database located abroad) and to third parties in general, as is reasonable for business purposes or in pursuit of the Company's business interests.

11.6. Whether during the term of this Agreement and/or at any time thereafter, Officer agrees that he is not allowed, under any circumstances, including for work or work related purposes – to copy the Company's data to the Officer's personal assets (e.g. auto forwarding, copying content to personal email, cloud service, etc.).

11.7. Whether during the term of this Agreement and/or at any time thereafter, Officer agrees and undertakes to keep the contents of this Agreement confidential and not to disclose the existence or contents of this Agreement to any third party without the prior written consent of the Company.

12. Policies

12.1. Officer shall comply with Company's policies, directives and decisions, as may be set from time to time, and in particular with Company's policy regarding prevention of sexual harassment code as well as requirements of applicable law.

12.2. Without derogating from the general nature of the foregoing, the Officer declares that he is aware that the Company complies with relevant laws and regulations regarding prevention of sexual harassment in the workplace (the "**Regulations**"), and that the Company has a Prevention of Sexual Harassment Charter (the "**Charter**") of which Officer has been made aware. Furthermore, the Officer is aware that the Company's Prevention of Sexual Harassment Charter and the list of said Regulations are held by the Chief Executing Officer of the Company, who is the individual responsible for their enforcement at the Company. The Officer undertakes to fulfill all provisions of the Charter and relevant Regulations, as such shall be amended from time to time.

Salary and Benefits

13. During the Term, Officer shall be entitled to the compensation as set in Exhibit A and social benefits allocation set in Exhibit B. Said Exhibits constitute the full and entire obligations Company has vis-à-vis Officer regarding any consideration payable in connection with the Employment.

Vacation, Sick Leave and Convalescence Pay

14. Vacation

14.1. Officer shall be entitled to the annual number of vacation days set forth in Exhibit A.

14.2. The dates of Officer's vacation shall be coordinated between Company and Officer in accordance with Company's needs. Notwithstanding the foregoing, Company shall be entitled to set uniform dates for vacation to all or part of its employees, as it deems fit.

14.3. Officer shall be entitled to carry forward unused vacation days solely in accordance with the terms set out in the Annual Vacation Law, 5711-1951 (the "**Vacation Law**") and the Company's policy, as set from time to time.

14.4. Officer will be entitled to redeem unused vacation days, carried forward in accordance with Section 14.3, upon termination of Employment in accordance with the terms set out in the Vacation Law.

14.5. Officer understands that Company may cause Officer to go on concentrated leaves and vacation.

15. Sick Leave

15.1. Officer shall be entitled to that number of paid sick leave per year in accordance with applicable law. In addition, Officer shall be entitled to paid sick leave starting the first day of such sick leave.

15.2. Officer shall provide Company with such notification and documentation required under the Sick Pay Regulations (Rules for the Payment of Sick Pay) 5737-1976.

16. Convalescence Pay

Officer shall be entitled to 7 Convalescence Pay ("Dmei Havra'a") days per year in accordance with applicable law (provided that Officer shall be deemed to have a seniority of the 4-10 year bracket).

17. Company Devices. The Company may provide the Officer with a Laptop (the "**Laptop**") for the Officer's business. The Laptop and related equipment shall be the property of the Company and Officer shall return it upon termination of employment for any reason whatsoever with no rights of lien or withholding. Officer shall at all times comply with Company policies regarding data security in Company devices.

Protection of Privacy

18. Officer acknowledges that any communication equipment which may be provided by the Company (telephone, mobile phone, laptop computer, computer terminal, e-mail account and address ("**E-mail**") or other communication equipment or software) is provided to Officer for the purpose of performing the Duties, and undertakes to use such equipment accordingly. The Officer does not consider messages and data sent from, received by, or stored in or upon the corporate mailbox allocated to the Officer's name, or the Company's computers and communications systems (including Wi-Fi network), to be private and should not send, receive, or store sensitive personal or private information using these systems. Officer further acknowledges such equipment (including E-mail) is and shall remain property of the Company, and explicitly consents to Company conducting, at Company's reasonable discretion, routine and unannounced inspections of the use of the equipment, including inspections of e-mail transmissions, internet usage and the content thereof. Officer thus acknowledges that, in order to keep Officer's privacy, it would be advisable to avoid *any* personal use of the Company's equipment, networks and/or facilities. For the avoidance of any doubt, it is hereby clarified that any such inspection's findings, any messages and data sent from, received by, or stored in or upon the Company's computers and communications systems shall be solely the property of the Company.

19. The Officer grants consent to the Company or any person appointed by it (that engaged with the Company in an agreement and is relevant to the Officer's employment with the Company), to utilize and process the Officer's personal information, including data collected by the Company, solely for purposes related to the Officer's employment and the business of the Company

(including information regarding the Officer's salary, social benefits, evaluation, training and other data) (the "**Personal Information**").

20. The Officer is aware, understands and hereby consents that the Personal Information which shall be collected, will be kept in the Company's database, held in Israel and/or abroad, and further consents that Personal Information, may, in whole or in part, be transferred, and further transferred, to databases owned by a parent or any other entity affiliated with the Company (including without limitations, any successor thereof), or a third party retained by the Company for assisting in human resources administration, whether in Israel or abroad, and may be used by such entities for purposes of human resources management and administration and/or as otherwise required under applicable law, regulations, request of a governmental authority and/or a tribunal. All personnel records included in the Personal Information are considered confidential and access will be limited and restricted to individuals with a need to know or to process Personal information, such as management teams and human resources personnel. The Company may share personnel records as needed internally and with third parties in connection with purposes related to the Officer's employment, audit and compliance activities and as reasonably required in connection with other activities intended to run the internal operations of the Company and the Company's business activities. By signing this Agreement, the Officer declares that he/she was given the opportunity to ask and request details regarding the Personal Information transfer, as aforesaid, and the Officer understood and accepted this section. The Officer further acknowledges that he/she was made aware that he/she is entitled to contact the Company with any question or concern with respect to the Personal Information.

Miscellaneous

21. The preamble and the exhibits to this Agreement constitute an integral part hereof and are hereby incorporated by reference.

22. The headings in this Agreement are for the purpose of convenience only and shall not be used for the purposes of interpretation.

23. This Agreement also constitutes a notice pursuant to the Notice to Executive Law (Terms of Employment), 5762-2002, and it includes all the information which the Company is obligated by law to provide to the Officer;

24. The Officer represents that no provision of any law, regulation, agreement or other document prohibits him from entering into this Agreement.

25. The laws of the State of Israel shall apply to this Agreement; the Tel-Aviv Regional Labor Court shall have exclusive jurisdiction in any matter arising in connection with the Agreement.

26. This Agreement constitutes the entire understanding and agreement between the Parties and supersedes any prior discussion or agreement regarding its subject matter.

27. The Agreement may not be amended or supplemented without the written consent of all Parties. Failure of a Party to fully exercise its powers with respect to non-performance of the Agreement shall not constitute waiver of such powers, unless explicit written waiver is provided. For avoidance of doubt, no previous employment periods with any affiliates, related parties or other entities which have business relationships with Company shall be taken into account in Officer's employment, seniority and/or rights to any social and/or fringe benefits.

28. The Officer's compensation shall be limited to the terms expressly set forth in this Agreement. Notwithstanding the foregoing, the Company retains sole and absolute discretion to establish and implement any bonus or incentive compensation mechanism for the Officer, but the Officer shall have no entitlement to or expectation of such bonus compensation.

29. The Company shall withhold, or charge the Officer with, all taxes and other compulsory payments as required under applicable law with respect to all payments, benefits and/or other compensation paid to the Officer in connection with the Officer's employment with Company.

30. The Company shall be entitled to offset from any and/or all payments to which Officer shall be entitled thereof, any and/or all amounts to which the Company shall be entitled from Officer at any time, pursuant to and/or otherwise in connection with Officer's employment (including termination thereof and post termination covenants thereto), in accordance with applicable law. The foregoing constitutes a "*written agreement between employer and Executive*" under the terms of clause 25(6) of the Salary Protection Law – 1958.

31. Officer is to keep the terms of the Agreement in strict confidence and refrain from disclosing such terms to any third party.

32. This Agreement is personal to the Officer, and Officer shall not assign or delegate his rights or duties to a third party, whether by contract, will or operation of law, without the Company's prior written consent.

33. The Company's failure or delay in enforcing any of the provisions of this Agreement shall not, in any way, be construed as a waiver of any such provisions, or prevent the Company thereafter from enforcing each and every other provision of this Agreement which were previously not enforced.

OFFICER ACKNOWLEDGES THAT HE/SHE IS FAMILIAR WITH AND UNDERSTANDS THE ENGLISH LANGUAGE AND DOES NOT REQUIRE TRANSLATION OF THIS UNDERTAKING TO ANY OTHER LANGUAGE. OFFICER FURTHER ACKNOWLEDGES THAT THE COMPANY HAS ADVISED HIM/HER THAT HE/SHE MAY CONSULT AN ATTORNEY BEFORE EXECUTING THIS UNDERTAKING AND THAT HE/SHE HAS BEEN AFFORDED AN OPPORTUNITY TO DO SO.

העובד/ת מצהיר/ה בזאת כי השפה האנגלית מוכרת ומובנת לו/לה וכי הוא/היא אינו/אינה זקוק/ה לתרגום התחייבות זו לשפה אחרת. העובד/ת גם מצהיר/ה ומודיע/ה כי הומלץ בפניו/ה על ידי החברה לקבל ייעוץ משפטי בקשר להסכם זה בטרם החתימה עליו וכי ניתנה לו/לה הזדמנות נאותה לעשות כן.

IN WITNESS WHEREOF the Parties have signed this Agreement as of the date first set forth above.

Envue Medical Israel Ltd.	Officer

[Signature Page to Employment Agreement - Envue Medical Israel Ltd.]

Exhibit A

Officer-Specific Terms

Position in the Company:	CFO.
Positions in other Group Entities:	1. Nanovibronix Inc. (a/k/a ENvue Medical Inc., post-merger) – VP Corporate Finance. 2. ENvue Medical USA Inc. – CFO.
Supervisor:	CEO.
Commencement Date:	September 20, 2024.
Notice Period:	60 Days.
Salary:	Officer shall be entitled to a gross monthly salary of NIS 44,000, which shall be increased to NIS 68,750, contingent the Merger completion.
Vacation Days Per Year:	25 days.
Sick Leave Days Per Year:	According to the law
Convalescence Pay:	According to the law
Phone Expenses:	NIS 250 per month.
Meal Participation:	NIS 1,034per month.
Car allowance :	NIS 4,500 per month.
Study Fund	As described in Exhibit B
Equity Compensation	As described in Exhibit B

Name of Officer: Rita Silberberg, Signature:______________, Date: Feb 12, 2025

Exhibit B

Compensation and Benefits

Salary

1. As compensation for Officer's services, Company shall pay Officer an aggregate gross salary in the amount set forth in Exhibit A (the "**Salary**"), which has been calculated to adequately reflect any reasonably overtime work to be devoted by Officer.

2. The Company agrees, as a gesture of good will, that Officer shall be entitled to the Additional Compensation regardless of actual overtime performed and regardless of legitimate absence periods (e.g. due to annual vacation, sickness, military reserve service, etc.).

3. Without derogating from the foregoing, the salary for calculating Officer's social benefits, will be the Salary. Officer acknowledges that other than with respect to the social benefits, the Additional Compensation shall not be considered as part of Officer's salary.

4. The Salary is to be paid to the Officer no later than the 9th day of each calendar month after the month for which the Salary is paid, after deduction of applicable taxes and like payments.

5. Except as specifically set forth herein, the Salary includes any and all payments to which Officer is entitled from the Company under any applicable law, regulation or agreement.

6. The Company shall be entitled to deduct at source taxes, fees, and other obligatory payments from the Salary and any amount due to the Officer as required by law, including income tax, National Insurance Institute fees and national health payments, and transfer the same to the applicable authorities as required by law.

Insurance and Funds

7. Officer Insurance and Pension Fund.

7.1. Commencing as of the period prescribed under applicable law, the Company and the Officer will obtain and maintain managers insurance (the "**Managers Insurance**") or a pension fund (the "**Pension Fund**") according to the Officer's choice (each of the Managers Insurance and the Pension Plan, as applicable, shall be hereinafter referred to as the "**Plan**"). The contributions to the respective Plan shall be as follows:

7.1.1. Managers Insurance. In the event that the Plan selected is Managers Insurance, the parties' allocations shall be as follows:

7.1.1.1. The Company shall pay (a) a sum equal to 8.33% of the Salary which shall be designed as severance pay, and (b) 6% toward provident (compensation) payments.

7.1.1.2. The Officer shall contribute 6% from the Officer's Salary.

7.1.1.3. In addition, the Company shall obtain a separate disability insurance ("*Ovdan Kosher Avoda*") necessary to insure seventy five percent (75%) of the Salary, which may be included within the Managers Insurance, for the exclusive benefit of the Officer, and shall contribute therefor an amount not exceeding two and a half percent (2.5%) of the Salary. It is agreed that the cost to the Company with respect to the procurement of such disability insurance, together with the Company allocation for provident, will not exceed seven and a half percent (7.5%) of the Salary.

7.1.2. Pension Fund. In the event the Officer elects to be insured under a Pension Fund, the allocations shall be as follows:

7.1.2.1. The Company shall contribute an amount equal to fourteen and 0.83 percent (14.83%) of the Salary, out of which (a) eight and one third of a percent (8.33%) are designated for severance payments and (b) six and a

half percent (6.5%) are designated for premium payments towards such Plan.

7.1.2.2. The Officer shall contribute six percent (6%) of the Salary towards the premiums payable with respect of such Plan.

7.2. At the beginning of each month the Company shall deduct from the Salary the applicable contribution of the Officer for the preceding month.

7.3. The Parties adopt the order of the Minister of Labor and Social Affairs as of June 30, 1998, attached hereto as Exhibit D, and agree that Company's contribution to the Pension Insurance will replace any duty for severance payment. In the event of any mandatory adjustment with respect to the Parties' contribution with respect to the Pension Insurance, such adjustment shall govern and prevail the rates prescribed under Exhibit D. It is hereby agreed that the Company's payment for severance pay (8.33%) under the respective Plan, including any linkage to the Consumer Price Index, interest and any other gain stemming thereof, shall be in lieu of any severance pay in favor of the Officer, to the extent the Officer is entitled to such severance pay under this Agreement.

7.4. The Company hereby forfeits any right it may have for the reimbursement of sums allocated by Company in favor of the respective Plan, except: (i) in the event that Officer withdraws such sums from the respective Plan, other than in the event of death, disability or retirement at the age of 60 or more, (ii) upon the occurrence of any of the events provided for in Sections 16 and 17 of the Severance Pay Law, or (iii) as otherwise prescribed under applicable law.

8. Study Fund

8.1. Company shall transfer the following sums, each month, to a study fund chosen by Officer (the "**Study Fund**"): (a) 2.5% of the Salary, to be contributed by the Officer and deducted from the Salary; and (b) a sum equal to 7.5% of the Salary, to be contributed by Company. In no event shall the Study Fund allocation exceed the maximum cap permitted by the Israeli tax authorities for exemption.

8.2. Upon termination of Employment, Company will remit to Officer all sums accumulated for Officer's benefit in the Study Fund.

9. Car Allowance

9.1. The Company shall provide the Officer a gross monthly car allowance in the amount of prescribed in Exhibit A (the "**Car Allowance**").

10. Equity Grant

10.1. Company shall recommend to the Board of Directors of Holdings, to grant Officer with 22,500 restricted share units of Holdings, settled into Holdings' common stock, subject to the terms and conditions of Holdings' equity incentive plan and applicable law.

11. Special Bonus

11.1. Contingent upon and following the consummation of the Merger, Officer shall be entitled to receive a special performance bonus in the amount of US$20,000 (the "**Special Bonus**"), subject to Officer's continued employment with the Company at the Merger closing date.

11.2. For the avoidance of doubt, the Special Bonus shall not be regarded as part of Officer's Salary and shall not be taken into account when calculating any social benefits or other benefits that the Officer may be entitled to under this Agreement or applicable law. Company shall withhold all applicable taxes and other mandatory payments from the Special Bonus amount.

11.3. In addition to the foregoing compensation, the Officer shall be eligible to receive an annual performance bonus (the "**Annual Bonus**"), which eligibility and amount shall be (i) contingent upon the achievement of predetermined key performance indicators, as established and measured

by the Company in its sole discretion, and (ii) subject to all required corporate approvals in accordance with applicable law. Nothing contained herein shall create an entitlement to any Annual Bonus, which remains discretionary and subject to the conditions set forth above.

12. Phone Expenses

12.1. The Company shall provide the Officer with a monthly phone allowance as prescribed in Exhibit A to cover business-related cellular phone expenses.

12.2. The Company reserves the right to review and adjust the cellular phone allowance annually based on actual usage and business needs.

12.3. Officer agrees to use their cellular phone responsibly and in compliance with all applicable Company policies regarding communication and data security.

13. Meal Participation

13.1. The Company shall provide Officer with a meal allowance as follows:

13.1.1. Officer shall be entitled to a monthly meal allowance as prescribed in Exhibit A (the "**Meal Allowance**").

13.1.2. The Meal Allowance is intended to cover Officer's meal expenses during regular working hours.

13.1.3. The Company reserves the right to review and adjust the Meal Allowance amount annually, with 30 days' written notice to Officer.

13.1.4. Officer acknowledges that the Meal Allowance is considered part of their total compensation package and may be subject to taxation in accordance with applicable tax laws.

13.1.5. Officer agrees to use the Meal Allowance responsibly and in compliance with all Company policies regarding business conduct and expenses.

Name of Officer: Rita Silberberg, Signature: ___________________, Date: Feb 12, 2025

Exhibit C

Confidentiality, Proprietary Information and Non-Compete Agreement

This **PROPRIETARY INFORMATION, INTELLECTUAL PROPERTY AND NON-COMPETITION AGREEMENT** (the "**Agreement**") by and between **Ennvue Medical Israel Ltd**., an Israeli company, including any Group Entity (the "**Company**"), and **Rita Silberberg** (the "**Officer**") is made as of 2025 (the "**Effective Date**"). The Officer's obligations and Company's rights under this Exhibit shall apply as of the Effective Date (or earlier, in case Officer's engagement with the Company commenced at an earlier time) and thereafter as long as the Officer is employed or engaged by the Company, including, without limitation as an officer and/or director and/or consultant of the Company.

WHEREAS, The Officer acknowledges that the Officer's employment with the Company creates a relationship of confidence and trust between the Officer and the Company, *inter alia*, with respect to all Confidential Information (as defined below), Company Inventions (as defined below) and Intellectual Property Rights (as defined below) related thereto. Any misuse of the above by the Officer may cause serious and irreparable harm to the Company; and

WHEREAS The Officer acknowledges that Officer's employment with the Company may involve exposure to and use of Confidential Information, Company Inventions and Intellectual Property Rights related thereto and may lead to the creation of Company Inventions and Intellectual Property Rights related thereto; and

WHEREAS, The Officer and the Company wish to regulate the duties herein regarding the Confidential Information, Company Inventions and Intellectual Property Rights related thereto; and

NOW, THEREFORE, the Officer undertakes and warrants towards the Company as follows:

References herein to the term "**Company**" shall include any of the Company's direct or indirect parent, subsidiary and affiliated companies, and their respective successors and assigns. All terms not defined herein shall have the meaning ascribed to them in the employment agreement this Exhibit C is attached to.

Confidentiality

1. "**Confidential Information**" means any information disclosed to Officer in confidence; any information acquired by Officer pursuant to the Employment regarding the past, current, planned or anticipated status, methods and affairs of the Company, its subsidiaries, affiliates, customers or other third parties, including but not limited to any information with respect to their business, finance, line of business, research and development, intellectual property, market and customers; and any third party' proprietary information disclosed to Company in confidence for specific purposes. For the avoidance of doubt, Confidential Information shall not include information which (a) is or later becomes part of the public domain through no fault of Officer; (b) reflects general skills and experience; or (c) reflects information generally known in the fields in which the Company operates.

2. During and after the term of this Agreement, Officer will hold Confidential Information in strict confidence, taking all reasonable precautions to prevent any unauthorized use or disclosure. Officer will not (i) use Confidential Information or Company's Intellectual Property (as defined below) for any purpose other than as necessary for performing the Duties, nor (ii) disclose Confidential Information to any third party without the prior written consent of the Company. To the extent compelled by applicable law, Officer may disclose Confidential Information on the condition that prompt prior notice shall be provided to Company so as to enable it to take legal action to prevent or limit the scope of such disclosure. The obligations under this Section shall continue in full force following termination of the Agreement.

3. Officer must not disclose to Company, nor use or induce the Company to use, any intellectual property or confidential information of any third party regarding which Officer has an obligation to keep in confidence and/or any materials which are subject to third party proprietary rights

impairing the Company's ability to perfect its rights pursuant to the provisions of this Exhibit C, unless such disclosure to or use by the Company has been consented to in writing by such third party and the Company.

Ownership of Inventions

4. Company shall have sole ownership of, and Officer irrevocably assigns to Company, all title and interest in any intellectual property, including, without limitation, creations, inventions, trade secrets, trademarks and knowhow ("**Intellectual Property**") conceived, created, developed or reduced to practice by Officer, solely or in collaboration with others, pursuant to the Employment, including without limitations, in connection with the Company's field of business, via the use of the Company's resources, etc. (each: an "**Invention**").

For the avoidance of doubt, the provisions of Section 4 shall apply to any Invention constituting a service invention as defined in the Israeli Patents Law, 5727-1967 (the "**Service Invention**" and the "**Patents Law**", respectively), and such shall not constitute Officer's property unless Company explicitly approves otherwise, in writing, within 6 months of receiving written notice of the Service Invention. It is clarified that Section 132(b) of the Patents Law will not apply to the Service Invention, thus lack of written notice shall in no event constitute approval.

1.1 Waiver of Moral Rights. The Officer hereby explicitly waives any interest, claim or demand for any Moral Rights that he/she has or may have in the future with respect to the Company Inventions. "**Moral Rights**" as used herein means the rights of an author under Section 45 of the Israeli Copyright Law, 2007, or any other similar provision under any law of any applicable jurisdiction, including the right of the author to be known as the author of his/her work; to prevent others from being named as the author of his/her work; to prevent others from making deforming changes in his/her work in a manner that reflects negatively on his/her professional standing, his/her goodwill or dignity.

1.2 Notice Obligations. During the period of the Officer's engagement with the Company and for one (1) year thereafter, the Officer shall promptly and fully disclose to the Company in writing (a) all Company Inventions authored, conceived, or reduced to practice by him/her, either alone or with others; and (b) all Inventions made, conceived or reduced to practice by the Officer, alone or together with others, whether or not in the Officer's opinion the Inventions fall under the definition of Company Inventions. The above is intended to complement any obligation to report inventions the Officer may have under any applicable law and regulation and will not derogate from any such obligation the Officer may have towards the Company (including but not limited to the obligations under Section 131 of the Patents Law).

1.3 Government or Third Party; Other Obligations. The Officer also agrees to assign all rights, title, and interests in and to any particular Company Invention to a third party as may be directed by the Company. The Officer further acknowledges that the Company from time to time may have agreements with other persons or with government authorities, or agencies thereof, which impose obligations or restrictions on the Company regarding Company Inventions made during the course of work thereunder or regarding the confidential nature of such work. The Officer agrees to be bound by all such obligations and restrictions and to take all action necessary to discharge the obligations of the Company thereunder.

1.4 Enforcement of Intellectual Property Rights and Assistance. During the period of the Officer's engagement and thereafter, the Officer shall assist the Company in every proper way to obtain and enforce United States, Israeli and foreign Intellectual Property Rights relating to the Company Inventions in all jurisdictions and he/she shall execute and deliver such further conveyance instruments and take such further actions as may be necessary or desirable to register such Intellectual Property Rights by the competent authorities and evidence more fully the transfer of ownership of the Company Inventions to the Company and to defend and enforce the Intellectual Property Rights therein. The Officer therefore agrees that, if necessary, the Officer will: (a) execute, acknowledge, and deliver any affidavits or documents of assignment and conveyance regarding the Company Inventions; (b) serve as witness or consultant as reasonably requested; and (c) perform any other acts deemed necessary to carry out the intent of this Agreement. For avoidance of any doubt, the Company shall bear any and all costs and expenses related to the Officer's performance of the obligations hereunder.

In the event the Company is unable because of Officer's mental or physical incapacity, as determined and confirmed in a written instrument signed by a qualified professional to secure the Officer's signature on any document needed in connection with such purposes, the Officer hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his/her agent and attorney-in-fact, which appointment is coupled with an interest, to act on his/her behalf to execute and file any such documents and to do all other lawfully permitted acts to further such purposes with the same legal force and effect as if executed by the Officer.

2. **ACTIONS THAT MAY HARM THE COMPANY'S INTELLECTUAL PROPERTY RIGHTS.** Without derogating from anything hereunder, the Officer undertakes to refrain from any action which may harm, compromise or challenge the Company's Intellectual Property Rights in any Company Inventions, including (but not limited to) with respect to registrability, validity, enforceability, transferability or value of such Intellectual Property Rights.

3. **USE OF THIRD-PARTY INTELLECTUAL PROPERTY.** The Officer acknowledges that the performance of the Officer's work for and role within the Company and the tasks assigned to the Officer by the Company may, from time to time, involve the use of information or Inventions in which third parties may have rights ("**Third Party Rights**") and that the misuse or infringement of such Third Party Rights may create legal and financial risks for the Company. The Officer agrees and undertakes to take all reasonable precautions in order to avoid and prevent any misuse or infringement of any Third Party Rights within the context of the Officer's work for or on behalf of the Company and to alert the Company of any situations in which the Officer becomes aware that such Third Party Rights may be misused or infringed.

4. **RECORDS.** Without derogating from any of the Officer's undertakings in Section 1 of this Agreement, the Officer agrees to keep and maintain adequate and current records (in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks and in any other form that is required by the Company) of all Company Inventions which records shall be available to, and remain the sole property of, the Company at all times. The Officer agrees not to remove such records from the Company's place of business except as expressly permitted by the Company or to the extent necessary in connection with the duties and responsibilities of the Officer. Officer agrees to return all such records (including any copies thereof) to the Company at the time of termination of his/her engagement with the Company.

5. **COMPANY PROPERTY AND RETURN OF COMPANY PROPERTY.** During the term of the Officer's engagement with the Company, the Officer shall not remove from the Company's offices or premises any Company property, equipment or documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions or Confidential Information ("**Company Property**") unless and to the extent necessary in connection with the duties and responsibilities of the Officer or as permitted by the Company. In the event that such Company Property is duly removed from the Company's offices or premises, Officer shall take all actions necessary in order to secure the safekeeping and confidentiality of such Company Property. The Officer shall return the Company Property to its proper files or location as promptly as possible after such use or, if earlier, upon the Company's request. Upon termination of the Officer's engagement (for whatever reason) or upon the Company's request at any other time, the Officer shall deliver to the Company all of the Company Property and certify in writing that he/she has fully complied with the foregoing obligation. In addition, the Officer agrees that he/she will not copy, delete, or alter any information contained upon the Company computer(s) used by the Officer or such e-mail box(es) accessible by the Officer before he/she returns them to the Company.

6. **NON COMPETITION AND NON SOLICITATION.**

6.1 **Non Competition.** Officer agrees that as long as he/she is in the employ of the Company and for a period of twelve (12) months after termination of employment, for any reason, Officer will not, directly or indirectly, either alone or jointly with others or as an Officer, agent, consultant owner, partner, joint venturer, stockholder, broker, principal, corporate officer, director, licensor or in any other capacity or as an Officer of any person, firm or company, anywhere in the world, engage in, become financially

interested in, be employed by or have any connection with any business or venture that is engaged in any activities involving (i) products or services directly competing with the Company's products or services, or with such of the Company's affiliates' products and services which relate to the Company's actual business, products or research and development, as they shall be at the time of termination of his/her employment, or (ii) information, processes, technology or equipment which directly competes with information, processes, technology or equipment in which the Company has a proprietary interest, or in which any of the Company's affiliates then has a proprietary interest and which are related to the Company's actual business, products or research and development. The foregoing shall not apply to (i) holdings of securities of any company the shares of which are publicly traded on an internationally recognized stock exchange, which do not exceed 1% of the issued share capital of such public company, so long as Officer has no active role in such public company as a director, officer, Officer, consultant (including as an independent consultant) or otherwise, or (ii) de minimis non-commercial activities.

6.2 Non Solicitation. During the term of the Officer's employment with the Company and for a period of twelve (12) months after termination of employment, for any reason, Officer will not, either directly or indirectly, including personally or in any business in which Officer is an Officer, officer, director, shareholder, consultant or contractor, for any purpose or in any place, solicit or encourage or endeavor to solicit or encourage or cause others to solicit or encourage any Officer of the Company or of the Company's affiliates to terminate their employment with the Company or with the Company's affiliates as applicable.

7. GENERAL PROVISIONS.

7.1 Reasonable Limitations. Officer certifies the area, scope and duration of the undertakings stated in this Exhibit are reasonable in all aspects, and that good and valuable consideration exists with respect thereof.

7.2 Governing Law and Venue. This Agreement and any action related thereto will be governed, controlled, interpreted, and defined by and construed under the laws of the State of Israel, without giving effect to principles of conflicts of laws thereof. The competent courts in Tel Aviv, Israel, shall have exclusive jurisdiction over any dispute arising in connection with this Agreement.

7.3 Severability. If any provision of this Agreement is, for any reason, held to be invalid or unenforceable, the other provisions of this Agreement will be unimpaired and the invalid or unenforceable provision will be deemed modified so that it is valid and enforceable to the maximum extent permitted by law.

7.4 Survival. This Agreement shall survive the termination of the Officer's engagement, regardless of reason, and the assignment of this Agreement by the Company to any successor-in-interest or other assignee and be binding upon the Officer's heirs and legal representatives.

7.5 Engagement. The Officer agrees and understands that nothing in this Agreement shall confer any right with respect to the continuation of his/her engagement by the Company, nor shall it interfere in any way with his/her right or the Company's right to terminate the engagement at any time, with or without Cause and with or without advance notice.

7.6 Notices. Each party must deliver all notices or other communications required or permitted under this Agreement in writing to the other party at the address listed on the signature page, by courier, by certified or registered mail (postage prepaid and return receipt requested), by e-mail, or by a nationally-recognized express mail service. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, any such notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, any such notice shall be considered to have been given on the delivery date reflected by the courier or express mail service receipt. If sent by facsimile or electronic mail on the first business day following the date that the facsimile or electronic mail was sent and addressed to the party to be notified at the address set forth below. Each party may change its address for receipt of notice by giving notice of such change to the other party.

7.7 Injunctive Relief. The Officer confirms that, because his/her employment tasks are personal and unique and because he/she may or will have access to Confidential Information, any breach of the provisions of this Agreement by the Officer could cause irreparable injury to the Company for which monetary damages could not be an adequate remedy and, therefore, might entitle the Company to injunctive relief (including specific performance). The rights and remedies provided to each party in this Agreement are cumulative and in addition to any other rights and remedies available to such party at law or in equity.

7.8 Waiver. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of any other provision or of such provision on any other occasion.

7.9 Entire Agreement. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matters hereof and supersedes all prior communications between the Company and Officer with respect to such matters. No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing and signed by the Officer and the Company. Any subsequent change or changes in Officer's duties, salary or compensation will not affect the validity or scope of this Agreement. This Agreement may be executed in one or more counterparts and delivered by facsimile transmission (or any other electronic transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

OFFICER ACKNOWLEDGES THAT SHE IS FAMILIAR WITH AND UNDERSTANDS THE ENGLISH LANGUAGE AND DOES NOT REQUIRE TRANSLATION OF THIS UNDERTAKING TO ANY OTHER LANGUAGE. OFFICER FURTHER ACKNOWLEDGES THAT THE COMPANY HAS ADVISED HIM/HER THAT HE/SHE MAY CONSULT AN ATTORNEY BEFORE EXECUTING THIS UNDERTAKING AND THAT HE/SHE HAS BEEN AFFORDED AN OPPORTUNITY TO DO SO.

העובד/ת מצהיר/ה בזאת כי השפה האנגלית מוכרת ומובנת לו/לה וכי הוא/היא אינו/אינה זקוק/ה לתרגום התחייבות זו לשפה אחרת. העובד/ת גם מצהיר/ה ומודיע/ה כי הומלץ בפניו/ה על ידי החברה לקבל ייעוץ משפטי בקשר להסכם זה בטרם החתימה עליו וכי ניתנה לו/לה הזדמנות נאותה לעשות כן.

IN WITNESS WHEREOF, the parties hereto have caused this PROPRIETARY INFORMATION, INTELLECTUAL PROPERTY AND NON-COMPETITION AGREEMENT to be duly executed and delivered on and as of the Effective Date.

Company	**Officer**
By: Doron Besser	Name: Rita Silberberg
Title: CEO	

<u>Exhibit D</u>

General Approval Regarding Payments by Employers to a Pension Fund and Insurance Fund In Lieu Of Severance Pay under the Severance Pay Law, 5723-1963

להלן נוסח משולב של האישור הכללי מיום **9.6.1998** כפי שהתפרסם בילקוט הפרסומים **4659** ביום **30.6.1998**, כפי שתוקן ביום **23.8.199** והתפרסם בילקוט הפרסומים **4803** ביום **19.9.1999** וכפי שתוקן ופורסם בילקוט הפרסומים **4970** ביום **12.3.2001**:

בתוקף סמכותי לפי סעיף **14** לחוק פיצויי פיטורים, התשכ"ג - **1963** (להלן - החוק), אני מאשר כי תשלומים ששילם מעביד החל ביום פרסומו של אישור זה, בעד עובדו לפנסיה מקיפה בקופת גמל לקיצבה שאינה קופת ביטוח כמשמעותה בתקנות מס הכנסה (כללים לאישור ולניהול קופות גמל), התשכ"ד - **1964** (להלן - קרן פנסיה), או לביטוח מנהלים הכולל אפשרות לקיצבה או שילוב של תשלומים לתכנית קיצבה ולתוכנית שאינה לקיצבה בקופת ביטוח כאמור (להלן - קופת ביטוח), לרבות תשלומים ששילם תוך שילוב של תשלומים לקרן פנסיה ולקופת ביטוח, בין אם יש בקופת הביטוח תכנית לקיצבה ובין אם לאו (להלן - תשלומי המעביד), יבואו במקום פיצויי הפיטורים המגיעים לעובד האמור בגין השכר שממנו שולמו התשלומים האמורים ולתקופה ששולמו (להלן - השכר המופטר), ובלבד שנתקיימו כל אלה:

(1) תשלומי המעביד -

(א) לקרן פנסיה אינם פחותים מ-% **14 1/3** מן השכר המופטר או **12%** מן השכר המופטר אם משלם המעביד בעד עובדו בנוסף לכך גם תשלומים להשלמת פיצויי פיטורים לקופת גמל לפיצויים או לקופת ביטוח על שם העובד בשיעור של % **2 1/3** מן השכר המופטר. לא שילם המעביד בנוסף ל-**12%** גם % **2 1/3** כאמור, יבואו תשלומיו במקום 72% מפיצויי הפיטורים של העובד, בלבד;

(ב) לקופת ביטוח אינם פחותים מאחד מאלה:

(1) % **13 1/3** מן השכר המופטר, אם משלם המעביד בעד עובדו בנוסף לכך גם תשלומים להבטחת הכנסה חודשית במקרה אבדן כושר עבודה, בתכנית שאישר הממונה על שוק ההון ביטוח וחסכון במשרד האוצר, בשיעור הדרוש להבטחת 75% מן השכר המופטר לפחות או בשיעור של % **½ 2** מן השכר המופטר, לפי הנמוך מביניהם (להלן - תשלום לביטוח אבדן כושר עבודה);

(2) **11%** מן השכר המופטר, אם שילם המעביד בנוסף גם תשלום לביטוח אבדן כושר עבודה, ובמקרה זה יבואו תשלומי המעביד במקום 72% מפיצויי הפיטורים של העובד, בלבד; שילם המעביד בנוסף לאלה גם תשלומים להשלמת פיצויי פיטורים לקופת גמל לפיצויים או לקופת ביטוח על שם העובד בשיעור של % **2 1/3** מן השכר המופטר, יבואו תשלומי המעביד במקום **100%** פיצויי הפיטורים של העובד.

(2) לא יאוחר משלושה חודשים מתחילת ביצוע תשלומי המעביד נערך הסכם בכתב בין המעביד לבין העובד ובו:

(א) הסכמת העובד להסדר לפי אישור זה בנוסח המפרט את תשלומי המעביד ואת קרן הפנסיה וקופת הביטוח, לפי הענין; בהסכם האמור ייכלל גם נוסחו של אישור זה;

(ב) ויתור המעביד מראש על כל זכות שיכולה להיות לו להחזר כספים מתוך תשלומיו, אלא אם כן נשללה זכות העובד לפיצויי פיטורים בפסק דין מכח סעיפים **16** או **17** לחוק ובמידה שנשללה או שהעובד משך כספים מקרן הפנסיה או מקופת הביטוח שלא בשל אירוע מזכה; לענין זה, "אירוע מזכה" - מות, נכות או פרישה בגיל ששים או יותר.

(ג) אין באישור זה כדי לגרוע מזכותו של עובד לפיצויי פיטורים לפי החוק, הסכם קיבוצי, צו הרחבה או חוזה עבודה, בגין שכר שמעבר לשכר המופטר.

אליהו ישי

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